EXHIBIT 23.3


                WIESENECK ANDRES & COMPANY, P.A.
                   Certified Public Accountants
                       772 U.S. HIGHWAY 1
                 NORTH PALM BEACH, FLORIDA 33408

                         (561) 626-0400

Thomas B. Andres, C.P.A.*, C.V.A.
Paul M. Wieseneck, C.P.A. FAX (561) 626-3453

                                           *Regulated by the State of Florida


Board of Directors
Phoenix International Industries, Inc.
1950 Osceola Drive
West Palm Beach, Florida 33409

Gentlemen,

We consent to the use in the Registration Statement of Phoenix
International Industries, Inc., Form SB-2/A, dated April 30, 2003 the use of our audited report dated August 10, 2001 for the May 31, 2001 annual financial statements and to the use of our name and the statements with respect to us as appearing under the heading "Experts".


/s/ Wieseneck Andres & Company, P.A.
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Wieseneck Andres & Company, P. A.

May 1, 2003